DELEGATION AGREEMENT

THIS AGREEMENT is entered into as of 3/7, 2012 by and between Dalton, Greiner, Hartman, Maher, & Co. LLC (hereinafter referred to as “Subadviser”), a Limited Liability Company with its principal office at 565 Fifth Avenue, New York, NY 10017, and Real Estate Management Services Group, LLC (hereinafter referred to as “Subadviser-Delegatee”), a Limited Liability Company with its principal office at 1100 Fifth Avenue South, Suite 305, Naples FL 34102.

WITNESSETH

WHEREAS, Columbia Management Investment Advisers, LLC (the “Manager”) has entered into an Investment Management Services Agreement, dated as of 3/14, 2012 (the “Management Agreement”), with Columbia Funds Series Trust I, (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), to render or contract to obtain assistance in rendering investment management services to Active Portfolios Multi-Manager Small Cap Equity Fund (the “Fund”), a separate series of the Trust; and

WHEREAS, the Manager has retained the Subadviser to assist in providing investment advisory and other services to the Fund pursuant to a Subadvisory Agreement, dated as of 3/7, 2012 (the “Subadvisory Agreement”), which authorizes Subadviser to retain Subadviser-Delegatee to provide advisory services to the Fund under certain conditions; and

WHEREAS, the Subadviser desires to retain the Subadviser-Delegatee to assist in providing investment advisory services to the Fund, and the Subadviser-Delegatee is willing to render such services, effective as of 4/24, 2012 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows:

ARTICLE 1

SERVICES AND COMPENSATION

Section 1.1 Provision of Services.

(a)	Subject to supervision and oversight by the Manager, the Fund’s Board of Trustees (the “Board”) and the Subadviser, Subadviser-Delegatee shall provide the following services to Subadviser for the benefit of the Fund: (i) investment management and supervision, (ii) research and (iii) assistance as the Subadviser shall from time to time reasonably request.

(b)	The Subadviser-Delegatee shall purchase securities and other assets from or through and sell securities or other assets to or through such persons, brokers or dealers as the Subadviser-Delegatee shall deem appropriate in order to carry out the objectives of the Fund, which Subadviser-Delegatee shall do in accordance with the Fund’s investment policies, strategies and restrictions, as stated in the Fund’s prospectus and statement of additional information (SAI). In purchasing and selling securities, the Subadviser-Delegatee will seek best execution and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Subadviser-Delegatee for its use. It is understood that it may be desirable for the Fund that the Subadviser-Delegatee have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers. Therefore, the Subadviser-Delegatee is authorized to place orders for the purchase and sale of securities of the Fund with such brokers to the extent consistent with applicable laws and regulations, subject to such limitations with respect to the extent and continuation of this practice as may be established by the Fund from time to time. It is understood that the services provided by such brokers may be useful to the Subadviser-Delegatee in connection with its services to clients other than the Fund with respect to which it exercises investment discretion. In performance of its duties and obligations under this Agreement, the Subadviser-Delegatee shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s prospectus and SAI and (b) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Fund, and all other applicable federal and state laws and regulations.

(c)	Subadviser-Delegatee may, to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate securities to be sold or purchased on behalf of the Fund with those of other clients.

(d)	Subadviser-Delegatee will not be responsible for voting proxies issued by companies held in the Fund, although the Manager, the Fund and/or the Subadviser may consult with Subadviser-Delegatee from time to time regarding the voting of proxies of securities owned by the Fund. Subadviser-Delegatee will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it.

Section 1.2 Excluded Services. The services performed by Subadviser-Delegatee shall not include any activities precluded by applicable law or regulation.

Section 1.3 Payments by Subadviser. Subadviser, and not the Manager, the Trust, nor the Fund, is responsible for payment from its own resources to Subadviser-Delegatee for services provided hereunder by Subadviser-Delegatee. Subadviser-Delegatee will look only to Subadviser (and neither the Manager, the Trust nor the Fund) for payment in connection with the services provided by Subadviser-Delegatee hereunder. Subadviser and Subadviser-Delegatee shall mutually agree on an appropriate compensation structure based on the services to be provided hereunder with such compensation approved by the Board and/or the Fund’s shareholders in conformity with the requirements of the 1940 Act.

ARTICLE II

TERM AND TERMINATION

Section 2.1 Term. Unless earlier terminated as provided hereunder, this Agreement shall remain in effect for so long as the Subadvisory Agreement is in effect and shall continue from the date written above only so long as such continuance is specifically approved at least annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; and by the vote of the majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such proposal. As used in this paragraph, “interested persons” shall have the same meaning as set forth in the 1940 Act and any applicable order or interpretation issued by the Securities and Exchange Commission (the “SEC”) or its staff.

Section 2.2 Termination. This Agreement shall automatically terminate upon the termination of the Subadvisory Agreement or shall terminate automatically in the event of the assignment (as defined in the 1940 Act) of the Agreement or the Subadvisory Agreement. In addition, either party may terminate this Agreement by written notice sent to the other party not less than sixty (60) days prior to the end of any calendar year. This Agreement may also be terminated at any time, without payment of penalty, by the Manager, the Board or by vote of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund on 60 days written notice to the Subadviser and Subadviser-Delegatee.

Section 2.3 Payment by Subadviser. Forthwith after the date of termination, Subadviser-Delegatee shall prepare an invoice in respect of any fees due and payable as of that date and Subadviser shall pay the invoice in accordance with terms agreed to between the parties.

ARTICLE III

REPRESENTATIONS

Section 3.1 Representations and Covenants of Subadviser-Delegatee. Subadviser-Delegatee represents and covenants as follows:

(a)	It is duly formed, validly existing and in good standing under the laws of the State of [INSERT STATE] and has full power and authority to enter into and perform its obligations under this Agreement;

(b)	It has duly authorized, executed and delivered this Agreement and intends that it shall constitute a valid and binding agreement enforceable in accordance with its terms, except to the extent limited by the principles of equity and public policy;

(c)	It (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Subadviser, the Manager and the Fund; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (vi) will promptly notify the Subadviser, the Manager and the Fund (1) of the occurrence of any event that would disqualify Subadviser-Delegatee from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (2) in the event the SEC or other governmental authority has: censured Subadviser-Delegatee; placed limitations upon the activities, functions or operations of Subadviser-Delegatee; or has commenced proceedings or an investigation that may result in any of these actions, (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (4) of any material fact known to Subadviser-Delegatee respecting or relating to Subadviser-Delegatee that is not contained in the Fund’s prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Subadviser-Delegatee contained therein that becomes untrue in any material respect;

(d)	Its entry into, and performance of any duties or actions under, this Agreement shall at all times be in accordance with all applicable laws and regulations, as well as such instructions as may from time to time be given to the Subadviser-Delegatee by the Subadviser, the Manager, the Fund or the Board;

(e)	It shall deliver to the Subadviser and the Manager: (i) a copy of its Form ADV, Parts2A and 2B (or similar disclosure document) and each update thereof; (ii) its Code of Ethics, including any code adopted under Rule 17j-1 of the 1940 Act, and each update thereof; and (iii) such other information (e.g., disclosures, policies, reports on violations of Code of Ethics or other materials) as reasonably requested by the Manager or the Board. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser-Delegatee shall, except as otherwise agreed to by the Manager, certify to the Manager that there has been no material violation of Subadviser-Delegatee’s Code of Ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. To the extent Subadviser-Delegatee has approved any material changes to its Code of Ethics, such revised Code of Ethics, together with an explanation of such amendments, shall be promptly (but in no event later than 60 days) provided to the Manager;

(f)	Its Form ADV and each investment performance composite and accompanying disclosures provided by it to the Manager or the Board shall include all material information that is required to be stated therein or necessary to make the statements therein not misleading;

(g)	It shall not execute trades with broker-dealers who are “affiliated persons” (within the meaning of the 1940 Act) of it or the Subadviser, without the prior approval of the Manager;

(h)	It shall promptly notify the Manager and the Board of any changes in the controlling shareholder, in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Chief Executive Officer of Subadviser-Delegatee, or if there is otherwise an actual change in control or management of Subadviser-Delegatee;

(i)	It has adopted procedures reasonable necessary to prevent “access persons” (within the meaning of Rule 17j-1) from violating its Code of Ethics;

(j)	It will make available representatives to report in person to the Board (or a committee thereof) on investment results, regulatory compliance with respect to the Fund’s investments and other matters to the extent that the Manager or the Board (or a committee thereof) may reasonably request. It shall also provide such reports and other information relating to the investment management of the Fund to the Manager or the Board (or a committee thereof) in such form and at such intervals as such persons may reasonably request;

(k)	As reasonably requested by the Manager or the Board and in accordance with the scope of the obligations and responsibilities contained in this Agreement, it will cooperate with, and provide assistance to, Subadviser, Manager or the Trust as needed in order for Subadviser, Manager and the Trust to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the 1940 Act, the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder;

(l)	With respect to any investment company managed by the Manager and/or distributed by Columbia Management Investment Distributors, Inc., (i) Subadviser-Delegatee will not consult with any other subadviser (other than the Subadviser or its affiliates) (each a “Non-affiliated Subadviser”) to that investment company (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any Non-affiliated Subadviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that investment company in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) if it and any Non-affiliated Subadviser are providing investment advice to that investment company, the investment advice provided by it to that investment company will be limited to the assets for which it is responsible;

(m)	As requested by the Manager, Subadviser-Delegatee shall timely provide to the Manager (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by the Manager, and shall (a) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably requested by the Manager, as it may be amended from time to time, and (b) as requested by the Manager, provide (i) additional certifications related to Subadviser-Delegatee’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; in a format reasonably requested by the Manager, as it may be amended from time to time, (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser-Delegatee and Subadviser-Delegatee’s management of the Fund, in a format reasonably requested by the Manager, as it may be amended from time to time; (iii) an annual certification from Subadviser-Delegatee’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of Subadviser-Delegatee’s compliance program, in a format reasonably requested by the Manager, as it may be amended from time to time; and (iv) from time to time Subadviser-Delegatee shall provide such certifications to assist the Manager in fulfilling the Manager’s obligations under Rule 38a-1 of the 1940 Act, as are reasonably requested by the Fund or the Manager. In addition, Subadviser-Delegatee will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Manager to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act; and

(n)	It will promptly notify the Manager in writing in the event that any of the foregoing ceases to be true.

Section 3.2 Representations and Covenants of Subadviser. Subadviser represents and covenants as follows:

(a)	It is duly formed, validly existing and in good standing under the laws of the State of [INSERT STATE] and has full power and authority to enter into and perform its obligations under this Agreement;

(b)	It has duly authorized, executed and delivered this Agreement and intends that it shall constitute a valid and binding agreement enforceable in accordance with its terms, except to the extent limited by the principles of equity and public policy;

(c)	It is registered as an investment adviser under the Advisers Act;

(d)	Its entry into, and performance of any duties or actions under, this Agreement shall at all times be in accordance with all applicable laws and regulations; and

(e)	It will promptly notify the Subadviser-Delegatee in writing in the event that any of the foregoing ceases to be true.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Subadviser Indemnification. (a) Subadviser agrees to hold harmless and indemnify the Subadviser-Delegatee from and against any loss or damages arising out of Subadviser’s breach of this Agreement or arising out of the willful misfeasance, bad faith or gross negligence on Subadviser’s part in the performance of its duties, or from reckless disregard of its obligations and duties, under this Agreement.

Section 4.2 Subadviser-Delegatee Indemnification. The Subadviser-Delegatee agrees to hold harmless and indemnify Subadviser from and against any loss or damages arising out of the Subadviser-Delegatee’s breach of this Agreement or arising out of the willful misfeasance, bad faith or gross negligence on the Subadviser-Delegatee’s part in the performance of its duties, or from reckless disregard of its obligations and duties, under this Agreement.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally or sent by registered or certified mail, to the party, at its address on file with the other party or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

Section 5.2 Force Majeure. If the performance of any part of this Agreement by either party or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason or any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference, or delay provided, the party so affected shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. Regardless, the affected party shall give prompt notice to the other party of the cause. When such circumstances arise the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

Section 5.3 Amendment. No change, modification or amendment of this Agreement shall be valid or binding on the parties unless (i) approved by the Fund’s Board and the Fund’s shareholders to the extent required by the 1940 Act and (ii) such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

Section 5.4 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

Section 5.5 Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

Section 5.6 No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

Section 5.7 Integration. This Agreement constitutes the full and complete agreement between the parties with respect to the matters addressed herein.

Section 5.8 Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

Section 5.9 Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular and the gender of any pronoun shall include both genders.

Section 5.10 Counterparts. This Agreement may be executed in multiple copies each of which shall for all purposes constitute an Agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

Section 5.11 Applicable Law. This Agreement shall be construed and interpreted under the applicable provisions of the 1940 Act and the laws of the Commonwealth of Massachusetts applicable to contracts executed and performed entirely in the commonwealth of Massachusetts. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Jurisdiction shall lie exclusively within the United States.

Section 5.12 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. on the next succeeding business day (based upon local time for that person) to exercise such privilege or to discharge such duty.

Section 5.13 Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

Section 5.14 Costs and Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

Real Estate Management Services Group, LLC

/s/ Edward W. Turville
By:	Edward W. Turville
Title:	Managing Director

Dalton, Greiner, Hartman, Maher, & Co. LLC

/s/ Bruce Geller
By:	Bruce Geller
Title:	CEO